Exhibit 99.1

April 23, 2004

CHESAPEAKE CORPORATION COMPLETES REDEMPTION OF 40 MILLION POUNDS STERLING PRINCIPAL AMOUNT OF ITS 10-3/8% SENIOR SUBORDINATED NOTES DUE 2011

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced that it has completed the redemption of 40 million pounds sterling principal amount of its outstanding 10-3/8% senior subordinated notes due 2011 at a redemption price of 110.375% of the principal amount, plus accrued and unpaid interest to the redemption date, or an aggregate redemption price of approximately $82.6 million. Immediately following the redemption, 75 million pounds sterling principal amount of the notes remained outstanding.

The redemption of the notes was funded with a portion of the net proceeds of Chesapeake's recent public offering of approximately 4.05 million shares of its common stock. The remaining net proceeds from the public offering of approximately $9.0 million have been or will be used to repay outstanding borrowings under its senior bank credit facility and make open market purchases of its debt securities.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.